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                                                                    Exhibit (23)

                      Consent of Independent Accountants


The Board of Directors
C-COR.net Corp. and Subsidiaries

The audits referred to in our report dated August 10, 2001 included the related financial statement schedule as of June 29, 2001 and for each of the years in the three-year period ended June 29, 2001, included in this annual report on Form 10-K of C-COR.net Corp. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-02505, 333-30982, 333-
43592, 333-49826, 333-61226, 333-64040, 333-65805 and 333-89067) and on Form S-3
(Nos. 333-82697, 333-90011, 333-90589 and 333-32676) of C-COR.net Corp. of our
report dated August 10, 2001, with respect to the consolidated balance sheets of C-COR.net Corp. and subsidiaries as of June 29, 2001 and June 30, 2000, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 29, 2001, which report appears in the June 29, 2001 annual report on Form 10-K of C-COR.net Corp.


/s/ KPMG LLP

Philadelphia, Pennsylvania
September 13, 2001